2050 Announces Investment by CEO and Strategic Plans

Chicago, IL, May 7, 2019 – 2050 Motors, Inc. (US OTC: ETFM) announces today an investment in the Company and provides color on strategic plans.

The Company announces that its CEO, Vik Grover, has purchased 400,000 newly-created 1% Cumulative Convertible Series B Preferred Shares using his consideration of 210,000,000 free-trading common shares of Mobicard Inc. (www.freemobicard.com) a.k.a. Peer to Peer Network (PTOP/OTC). The transaction is in line with 2050’s strategy to take majority, minority and joint venture stakes in emerging high-growth private and public companies. Vik Grover commented: “In 2015, I was the advisor to Mobicard, Inc. a.k.a. Peer to Peer Network (“Mobicard”), and afterwards, I worked with Mobicard on corporate development, including helping management position the Company for growth. I believe Mobicard, just like 2050 Motors, is at an inflection point as it scales its soon-to-be-launched 2.0 platform to 5.7 million businesses in the U.S. and gets its reported financials current.”

Subject to review and audit by 2050 Motors’ auditors, the stake substantially strengthens 2050’s balance sheet with a liquid asset currently worth roughly $500,000 based on Mobicard’s recent stock prices. While it works to get its own financials current for SEC reporting requirements, 2050 will focus on announced and potential transactions, as discussed in Section 2.12 in a recently filed form 8-K dated May 6, 2019:

https://www.sec.gov/Archives/edgar/data/867028/000149315219006436/form8-k.htm

About 2050 Motors, Inc.

2050 Motors, Inc. (www.2050motors.com) is a publicly-traded company focused on business incubation. The Company invests in, provides assistance and support with management and Board representation/guidance, and advises emerging growth companies aligned with its environmental, social, and governance (“ESG”) mission. 2050 is developing direct investment and affiliations - majority- and minority-owned as well as in joint venture formats - that afford emerging companies access to the public markets for expansion capital as well as spin-out options to become their own stand-alone public companies.

Disclosure Statement

Statements in this press release about our future expectations, including without limitation, the likelihood that 2050 Motors will be able to meet US DOT requirements, meet minimum sales expectations, be successful and profitable in the US market, bring significant value to 2050 Motors’ stockholders, and leverage capital markets to execute its growth strategy, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law. 2050’s business strategy described in this press release is subject to innumerable risks, most significantly, whether the Company is successful in securing adequate financing and materially decreases its convertible debt. No information in this press release should be construed in any form shape or manner as an indication of the Company’s future revenues, financial condition or stock price.

CONTACT:

Vik Grover

President

2050 Motors, Inc.

(630) 708-0750

investors@2050motors.com